UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

August 30, 2016

SUPERIOR DRILLING PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Utah	46-4341605
(State of Incorporation)	(I.R.S. Employer Identification No.)

1583 South 1700 East
Vernal, Utah	84078
(Address of principal executive offices)	(Zip code)

Commission File Number: 001-36453

Registrant’s telephone number, including area code: (435) 789-0594

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 30, 2016, Hard Rock Solutions, LLC (“Hard Rock”), a wholly owned subsidiary of Superior Drilling Products, Inc. (the “Company”), entered into an amended and restated distribution agreement with Drilling Tools International, Inc. (“DTI”). Under this agreement, the territory for which DTI is engaged as the exclusive distributor of the Company’s Drill-N-Ream® tool (the “DNR Tool”) is expanded to include the entirety of Canada and the United States, both land and, as well as all other North America. DTI has the exclusive right to distribute and market, for lease or rental, and to provide limited servicing, of the DNR Tool within such territory on pricing and other terms specified in the agreement. DTI is required to pay 8% of the gross rental revenues due to DTI from its customers, excluding certain royalty revenues. DTI also has certain rights to review and consider marketing of other Company products in the future on terms mutually agreed by the parties. The agreement has a five year term with renewal provisions at the option of the parties. The agreement includes customary provisions regarding liability, indemnification, insurance and damages.

The foregoing description of the distribution agreement is qualified in its entirety by reference to the text of the distribution agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

On August 31, 2016, the Company issued a press release announcing the execution of the DTI distribution agreement. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Amended and Restated Distribution Agreement between Hard Rock Solutions, LLC and Superior Drilling Products, Inc. dated August 30, 2016.*

99.1	Press release issued on August 31, 2016 regarding DTI Agreement.*

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 31, 2016

SUPERIOR DRILLING PRODUCTS, INC.

/s/ Christopher D. Cashion
Christopher D.Cashion
Chief Financial Officer